Exhibit 99.1

ARMOUR Residential REIT, Inc. Announces $0.12 Monthly Q2 2011

Dividend Rate, Record Dates and Payment Dates

March 14, 2011

ARMOUR Residential REIT, Inc. (NYSE Amex: "ARR" and "ARR.WS") (“ARMOUR” or the “Company”) today announced that its Board of Directors declared a Q2 2011 monthly dividend rate of $0.12 per share and has set the holder of record dates and payment dates.

Q2 2011 Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
April 2011	$0.12	April 15, 2011	April 28, 2011
May 2011	$0.12	May 15, 2011	May 27, 2011
June 2011	$0.12	June 15, 2011	June 29, 2011

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities, or RMBS, issued or guaranteed by U.S. Government-chartered entities.    ARMOUR is externally managed and advised by ARMOUR Residential Management LLC (“ARRM” or “ARRM LLC”).  ARMOUR Residential REIT, Inc. intends to qualify and has elected to be taxed as a REIT under the Internal Revenue Code for U.S. federal income tax purposes.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission ("SEC").  All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website www.armourreit.com  or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact: investors@armourreit.com

Jeffrey Zimmer

Co-Chief Executive Officer, President and Vice Chairman

ARMOUR Residential REIT, Inc.

(772) 617-4340